Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Expedia Group, Inc. 2013 Employee Stock Purchase Plan and Amended and Restated Expedia Group, Inc. 2013 International Employee Stock Purchase Plan of our reports dated February 11, 2021, with respect to the consolidated financial statements of Expedia Group, Inc. and the effectiveness of internal control over financial reporting of Expedia Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington
August 5, 2021